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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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BRT REALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 12, 2014

        The Annual Meeting of Shareholders of BRT Realty Trust will be held on Wednesday, March 12, 2014, at 9:00 a.m. local time, at the offices of BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, for the following purposes:

  1.
  To elect four Class III Trustees to serve until the 2017 Annual Meeting of Shareholders;

        2.     To approve, by non-binding vote, executive compensation;

  3.
  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending September 30, 2014; and

  3.
  To transact any other business as may properly come before the meeting.

        Shareholders of record at the close of business on January 15, 2014 are entitled to notice of and to vote at our annual meeting. It is important that your common shares of beneficial interest be represented and voted at the meeting. You can vote your common shares of beneficial interest by completing and returning the proxy card. Certain shareholders can also vote their common shares of beneficial interest over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

                      S. Asher Gaffney

                      Secretary

Great Neck, New York
January 22, 2014

BRT REALTY TRUST
2014 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

 GENERAL

        Our board of trustees is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2014 annual meeting of shareholders of BRT Realty Trust. In this proxy statement we refer to BRT Realty Trust as "BRT," "we," "our," "us," "our company," or the "Trust" and to our common shares of beneficial interest as "common shares" or "shares." The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 a.m., local time, on Wednesday, March 12, 2014.

        Our fiscal year begins on October 1st and ends on September 30th. Unless otherwise indicated or the context otherwise requires, all references to a year (e.g. 2013), refer to the applicable fiscal year ended September 30th.

        Our executive offices are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021. Our telephone number is (516) 466-3100.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

  What is the purpose of the annual meeting?

        At our annual meeting, shareholders will vote on the following matters:

  •
  election of four trustees (Kenneth F. Bernstein, Fredric H. Gould, Gary Hurand and Elie Weiss) to hold office until the 2017 annual meeting;

  •
  to approve, by non-binding vote, executive compensation ("Say-on-Pay");

  •
  ratification of the appointment of our independent registered public accounting firm (BDO USA, LLP) for the year ending September 30, 2014; and

  •
  such other matters as may properly come before the meeting.

  Who is entitled to vote?

        We are mailing this proxy statement on or about January 22, 2014 to our shareholders of record on January 15, 2014. The record date was established by our board of trustees. Shareholders as of the close of business on the record date of January 15, 2014 are entitled to notice of and to vote their shares at the meeting. Each share is entitled to one vote and shareholders do not have the right to vote cumulatively in the election of trustees. Our common shares constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.

  What constitutes a quorum?

        A quorum is the presence in person or by proxy of shareholders holding a majority of shares entitled to vote at the meeting. On the record date, there were 14,303,487 common shares outstanding and entitled to vote. In order to carry on the business at the meeting, a majority of our outstanding shares must be present in person or by proxy. This means that at least 7,151,744 common shares must be represented at the meeting, either in person or by proxy, to constitute a quorum. Generally, action cannot be taken at the meeting unless a quorum is present.

  How do I vote?

        Because many shareholders cannot attend the meeting in person, it is necessary that a large number of shares be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage paid envelope provided. Please refer to your proxy card or to the information provided by your bank, broker, or other holder of record to see which options are available to you. You should be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., D.S.T. on March 11, 2014. If you vote by telephone or via the Internet, it is not necessary to return a proxy card.

        If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, you should sign the proxy card and deliver it to the person so named, and the person so named must then be present to vote at the meeting. Proxy cards so marked should not be mailed to us or to our transfer agent, American Stock Transfer and Trust Company, LLC.

  Is my vote important?

        Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of trustees unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients' behalf, are referred to "broker non-votes."

        The advisory proposal to approve executive compensation requires the approval of the majority of shares actually voted at the meeting. Accordingly, "broker non-votes" and abstentions will not impact the approval or disapproval of this proposal.

        The proposal to elect the nominees as trustees requires the approval of a majority of our outstanding shares. Because "broker non-votes" and abstentions will have the effect of a vote against the election of the nominees to serve as trustees, it is very important that you vote your shares.

  Who will count the vote?

        A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

  Can I revoke my proxy before it is exercised?

        If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. If you vote by telephone or Internet you may also revoke your proxy with a timely and valid later telephone or Internet vote, as the case may be. You may also revoke your proxy by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

        If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee's procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

  How will my shares be voted?

        All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked, will be voted at the meeting in accordance with your instructions. If no choice is indicated on the proxy card received from a registered holder, the persons named as your proxies will vote the common shares "FOR" the four nominees (Kenneth F. Bernstein, Fredric H. Gould, Gary Hurand, and Elie Weiss) for Class III Trustee, "FOR", the approval of the advisory proposal approving executive compensation, "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2014, and as the proxy holders may determine, in their discretion, with respect to other matters that properly come before the meeting. The board of trustees is not currently aware of any business to be acted upon at the meeting other than that which is described in this proxy statement.

  Who is soliciting my vote and who pays the cost?

        We are soliciting proxies and will pay the entire cost of soliciting proxies, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our full-time and part-time employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold common shares and to request instruction on how to vote the shares. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to shareholders. We have retained AST Phoenix Advisors for a fee of $4,500, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our shareholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

  What is householding?

        Shareholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of shareholders of record, or such shareholder's broker, bank or nominee, in the case of shareholders whose shares are held in street name, has received contrary instructions. This practice, known as "householding," is designed to reduce printing and mailing costs. Shareholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are shareholders of record, direct a written request to: BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

  Are our proxy materials available on the Internet?

        Our proxy materials are available at: www.brtrealty.com/annualmeetingmaterials.pdf.

  When are shareholder proposals due for the 2015 Annual Meeting?

        Our annual meeting of shareholders for the year ending September 30, 2014 is scheduled to be held in March 2015. In order to have any proposal presented by a shareholder at the meeting included in the proxy statement and form of proxy relating to the 2014 meeting, the proposal, in writing and addressed to our secretary, must be received by us no later than September 24, 2014. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement in accordance with applicable regulations.

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead intended to be presented directly at the 2015 annual meeting of shareholders, rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, permit us to exercise discretionary authority to the extent conferred by proxy if we:

  •
  receive notice of the proposal before December 8, 2014 and advise shareholders in the proxy statement for the 2015 annual meeting of shareholders of the nature of the proposal and how management intends to vote on such matter, or

  •
  do not receive notice of the proposal before December 8, 2014.

GOVERNANCE OF OUR COMPANY

General

        We are governed by a board of trustees and by the committees of the board. Members of the board are kept informed about our business through discussions with our chairman, our president and chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. During 2013, the board held four meetings and each trustee attended at least 75% of the aggregate number of board and applicable committee meetings, other than Mr. Ginsburg who attended 71.4% of such meetings. We typically schedule a board meeting in conjunction with our annual meeting of shareholders and encourage our trustees to attend the annual meeting of shareholders. Approximately 82% of individuals then serving as trustees attended our 2013 annual meeting of shareholders.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all trustees, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.brtrealty.com and may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During 2013, there were no waivers of the provisions of the code of business conduct and ethics with respect to any of our trustees, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics on our website.

Risk Oversight

        Management is responsible for the day-to-day management of risks we face. Our board of trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our nominating and corporate governance committee oversees corporate governance risks and our compensation committee oversees risks relating to remuneration of our officers and employees. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

        At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing the status of the properties in our real estate portfolio, our loan portfolio and credit risks, if any, with respect thereto, and other matters (including related party transactions) which might have a material adverse impact on current or future operations. In addition, at each meeting of the audit committee, our chief financial officer, internal auditor and the independent registered public accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by us with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

        At each meeting of the board of trustees, the trustees review significant risk issues reviewed by the audit committee.

Leadership Structure

        Our company is led by Israel Rosenzweig, chairman of our board, and Jeffery A. Gould, president and chief executive officer. The board of trustees believes that: (i) separating the role of chairman and chief executive officer is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Rosenzweig and Gould; and (ii) its risk oversight activities does not have any effect on the board's leadership structure.

Committees of the Board of Trustees

        Our board of trustees has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, the board has appointed a special committee—its term expires in 2014. The board has adopted a charter for each standing committee, as well as corporate governance guidelines that address the make-up and functioning of the board. The charter for each standing committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a "financial expert." All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate.

        You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at www.brtrealty.com. Copies of these charters and the corporate governance guidelines may be obtained by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

        The table below provides membership and meeting information for each of the board committees for 2013:

Name	Audit	Compensation	Nominating and Corporate Governance	Special
Kenneth F. Bernstein
Alan H. Ginsburg		✓
Louis C. Grassi	Chair*		✓	✓
Gary Hurand	✓		Chair
Jeffrey Rubin		Chair		✓
Jonathan H. Simon		✓
Elie Weiss	✓		✓	Chair
Number of Meetings	4	3	2	—

*
Audit committee financial expert.

Audit Committee

        This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements,

(iii) our independent registered public accounting firm's qualification and independence, (iv) the performance of the accounting firm performing our internal control audit function, and (v) for the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.

Compensation Committee

        This committee reviews and makes recommendations and/or determinations with respect to the salaries, bonuses and stock awards of our trustees and named executive officers.

Nominating and Corporate Governance Committee

        This committee's principal responsibilities include proposing to the board of trustees a slate of nominees for election to the board of trustees at the annual meeting of shareholders, making a recommendation to the board of trustees with respect to the independence of each trustee, identifying and recommending candidates to fill vacancies on the board of trustees or committees thereof between annual meetings of shareholders, proposing a slate of officers to the trustees for election at the annual meeting of the board and monitoring corporate governance matters, including overseeing our corporate governance guidelines.

Special Committee

        This committee was established in March 2011 to, among other things, review, analyze, monitor and make recommendations with respect to our management structure and the advisory agreement pursuant to which we make payments to our advisor, REIT Management Corp., which is wholly-owned by Fredric H. Gould, a trustee and former Chairman of the Board. See "Executive Compensation—Compensation Discussion and Analysis—Analysis—Advisor Fees."

Trustee Qualifications

        The board believes that it should be comprised of trustees with complementary backgrounds, and that trustees should, at a minimum, have expertise that may be useful to us. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of trustee nominations or the selection of nominees. It considers the personal and professional attributes and the business experience of each trustee candidate to promote diversity of expertise and experience among our trustees. Additionally, trustees should possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

        When considering candidates for trustee, the nominating and corporate governance committee will take into account a number of factors, including the following:

  •
  Independence from management;

  •
  Whether the candidate has relevant business experience;

  •
  Judgment, skill, integrity and reputation;

  •
  Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;

  •
  Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  The size and composition of the existing board.

        The nominating and corporate governance committee will consider candidates for trustee suggested by shareholders, applying the criteria for candidates described above, considering the additional information referred to below and evaluating such nominees in the same manner as other candidates. Shareholders wishing to suggest a candidate for trustee should write to our Secretary and include:

  •
  A statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;

  •
  The name of and contact information for the candidate;

  •
  A statement of the candidate's business and educational experience;

  •
  Information regarding each of the factors listed above sufficient to enable the committee to evaluate the candidate;

  •
  A statement detailing any relationship between the candidate and any of our competitors;

  •
  Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

  •
  A statement that the candidate is willing to be considered and willing to serve as a trustee if nominated and elected.

        Before nominating a sitting trustee for re-election at an annual meeting of shareholders, the nominating and corporate governance committee will consider:

  •
  The trustee's performance on the board; and

  •
  Whether the trustee's re-election would be consistent with our corporate governance guidelines.

        When seeking candidates for trustee, the nominating and corporate governance committee may solicit suggestions from management, incumbent trustees or others. The committee or its chairman will interview a candidate if it is believed the candidate might be suitable to be a trustee. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board, it will recommend the candidate's election to the full board.

        The nominating and corporate governance committee generally intends to recommend that the board nominate incumbent trustees whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its trustees have accumulated during their tenure, while contributing to the board's ability to work as a collective body.

Independence of Trustees

        In determining whether our trustees are independent, we apply the New York Stock Exchange's corporate governance listing standards. Such standards provide:

  •
  No trustee qualifies as "independent" unless the board affirmatively determines that the trustee has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

  •
  A trustee who is an employee, or whose immediate family member is an executive officer, of ours or any of our subsidiaries is not independent until three years after the end of such relationship;

  •
  A trustee who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;

  •
  A trustee who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a trustee who is a current employee of our internal or external auditor, a trustee who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a trustee who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;

  •
  A trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries' present executive officers serve on that company's compensation committee is not "independent" until three years after the end of such service or employment relationship; and

  •
  A trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

        The board has affirmatively determined that each of Kenneth F. Bernstein, Alan H. Ginsburg, Louis C. Grassi, Gary Hurand, Jeffrey Rubin, Jonathan H. Simon and Elie Weiss, constituting approximately 64% of our trustees, is "independent" for the purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and all of the members of our committees are independent for the purposes of Section 303A. The board based these determinations primarily on a review of the responses of our trustees to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with trustees and relevant facts and circumstances provided to management of any relationships bearing on the independence of a trustee.

        In determining the independence of each of the foregoing trustees, the board considered that Gary Hurand owns approximately a 40% beneficial interest in a family entity which owns a preferred limited partnership interest in Gould Investors L.P., an affiliate of our company, that is primarily engaged in the ownership and operation of real estate properties held for investment. See "Certain Relationships and Related Transactions." The preferred limited partnership interest owned by the Hurand family entity had, as of December 31, 2013, a deemed value of approximately $11.7 million (the redemption price of the interest) and limited voting rights, and no member of the Hurand family, including Mr. Hurand, has any management involvement in Gould Investors. For 2013, distributions of approximately $850,000 were accrued and paid on the interests owned by the Hurand family entity. In September 2013, the family entity and Gould Investors agreed that until April 2014, the family entity would defer its right to require Gould Investors to purchase, and Gould Investors would defer its right to redeem, up to 25% of the outstanding preferred interest (a redemption value of up to approximately $2.9 million) that would otherwise be subject to potential redemption or repurchase until such date. In connection therewith, the parties agreed to reduce the annual distribution rate on such deferred partnership interests from 8% to 5%.

        The board concluded that the foregoing did not disqualify Mr. Hurand from being independent.

 Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries or has had any relationship with the Trust that would require disclosure under Item 404 of Regulation S-K (Certain Relationships and Related Party Transactions).

Compensation of Trustees

        The following table sets forth the cash compensation payable to the non-management members of our board of trustees for service on our board and the committees thereof:

			Committee
	Board		Audit	Compensation	Nominating	Special
Annual retainer	$20,000		$5,000	$4,000	$3,000	—
Presence in-person at meeting	1,200		1,000	1,000	1,000	1,000
Presence by telephone at meeting	750		750	750	750	1,000
Chairman's annual retainer	200,000	(1)	10,000	8,000	4,000	—

(1)
See "Executive Compensation—Compensation Discussion and Analysis—Chairman of the Board's Compensation."

        In addition, in 2012 and 2013, each non-management member of our board of trustees was awarded 3,100 and 3,250, restricted common shares, respectively, under the 2009 Incentive Plan and 2012 Incentive Plan, respectively. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the registered owner is entitled to vote and receive distributions, if any, on such shares. Non-management trustees who reside outside of the local area in which our executive office is located are reimbursed for travel expenses incurred in attending board and committee meetings.

        The following table sets forth the cash and non-cash compensation of trustees for 2013:

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
Kenneth F. Bernstein*	24,500		20,475	44,975
Alan H. Ginsburg*	27,500		20,475	47,975
Fredric H. Gould	100,000	(3)	66,465	166,465
Matthew J. Gould	—		86,468	86,468
Louis C. Grassi*	48,500		20,475	68,975
Gary Hurand*	41,500		20,475	61,975
Israel Rosenzweig	100,000	(3)	28,823	128,823
Jeffrey Rubin*	39,750		20,475	60,225
Jonathan H. Simon*	34,250		20,475	54,725
Elie Weiss*	38,250		20,475	58,725

*
Independent trustee

(1)
This table does not reflect: (a) the compensation received by Jeffrey A. Gould, our president, chief executive officer and a trustee; or (b) compensation paid to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig by REIT Management Corp., our advisor and Majestic Property Management Corp., each of which is wholly-owned by Fredric H. Gould. See "Executive Compensation—Summary Compensation Table" and "Certain Relationships and Related Transactions" for information regarding Jeffrey A. Gould's compensation and "Certain Relationships and Related Transactions" for

  information regarding payments to Fredric H. Gould, Matthew J. Gould and Israel Rosenzweig.

(2)
Represents the aggregate grant date fair value computed in accordance with ASC Topic 718.

(3)
Reflects the retainer paid to such person for serving as our Chairman of the Board during a portion of 2013.

        The table below shows the aggregate number of unvested restricted shares awarded to and held by the named trustees and the value thereof as of September 30, 2013:

Name	Unvested Restricted Shares	Market Value of Unvested Restricted Stock ($)
Kenneth F. Bernstein(1)	15,450	110,777
Alan H. Ginsburg(1)	15,450	110,777
Fredric H. Gould(2)	45,425	325,697
Matthew J. Gould(2)	48,600	348,462
Louis C. Grassi(1)	15,450	110,777
Gary Hurand(1)	15,450	110,777
Israel Rosenzweig(2)	39,450	282,857
Jeffrey Rubin(1)	15,450	110,777
Jonathan H. Simon(1)	15,450	110,777
Elie Weiss(1)	15,450	110,777

(1)
On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. On January 29, 2010, we awarded 3,000 restricted shares with a grant date fair value of $13,320. On January 15, 2011, we awarded 3,100 restricted shares with a grant date fair value of $22,351. On January 16, 2012, we awarded 3,100 restricted shares with a grant date fair value of $19,840. On January, 2013, we awarded 3,250 restricted shares, with a grant date fair value of $20,475. Each share of restricted stock vests five years after the date of grant.

(2)
On February 2, 2009, we awarded 8,000 restricted shares, with a grant date fair value of $32,400. On January 29, 2010, we awarded 8,000 restricted shares, with a grant date fair value of $35,520. On January 15, 2011, we awarded 9,750 restricted shares with a grant date fair value of $70,298. On January 16, 2012, we awarded 9,125 restricted shares with a grant date fair value of $58,400. On January 10, 2013, we awarded Matthew J. Gould 13,725 restricted shares with a grant date fair value of $86,468, Fredric H. Gould 10,550 restricted shares with a grant date fair value of $66,465 and Israel Rosenzweig 4,575 restricted shares with a grant date fair value of $28,823. Each share of restricted stock vests five years after the date of grant.

Non-Management Trustee Executive Sessions

        In accordance with New York Stock Exchange listing standards, our non-management trustees meet regularly in executive sessions without management. "Non-management" trustees are all those trustees who are not employees or officers of our company and include trustees, if any, who are not employees or officers but who were not determined to be "independent" by our board of trustees. The person who presides over executive sessions of non-management trustees is one of the committee chairmen. To the extent practicable, the presiding trustee at the executive sessions is rotated among the chairmen of the board's committees.

 Communications with Trustees

        Shareholders and interested persons who want to communicate with our board or any individual trustee can write to:

    BRT Realty Trust
    60 Cutter Mill Road, Suite 303
    Great Neck, NY 11021
    Attention: Secretary

        Your letter should indicate that you are a shareholder of BRT Realty Trust. Depending on the subject matter, the Secretary will:

  •
  Forward the communication to the trustee or trustees to whom it is addressed;

  •
  Attempt to handle the inquiry directly; for example where it is a request for information about our company or it is a stock-related matter; or

  •
  Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        At each board meeting, the Secretary will present a summary of communications received, if any, since the last meeting and make those communications available to the trustees on request.

        In the event that a shareholder, employee or other interested person would like to communicate with our non-management trustees confidentially, they may do so by sending a letter to "Non-Management Trustees" at the address set forth above. Please note that the envelope should contain a clear notation that it is confidential.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, TRUSTEES AND MANAGEMENT

        The following table sets forth information concerning our common shares owned as of January 15, 2014 by (i) each person beneficially owning five percent or more of our common shares, (ii) each trustee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all trustees and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Kenneth F. Bernstein(2)	26,498	*
Alan H. Ginsburg(2)	24,030	*
Fredric H. Gould(2)(3)	3,453,103	24.1%
Jeffrey A. Gould(2)(4)	3,295,160	23.0%
Matthew J. Gould(2)(5)	3,217,285	22.5%
Mitchell Gould	112,729	*
Louis C. Grassi(2)	28,593	*
Gary Hurand(2)(6)	366,796	2.6%
David W. Kalish(7)	458,258	3.2%
Mark H. Lundy(8)	146,394	1.0%
Israel Rosenzweig(2)	399,902	2.8%
Jeffrey Rubin(2)	26,498	*
Jonathan H. Simon(2)	24,030	*
Elie Weiss(2)(9)	41,371	*
George Zweier	46,490	*
Gould Investors L.P(10)	2,801,425	19.6%
Greenwood Investments, Inc.(11)	1,000,400	7.0%
All trustees and executive officers as a group (18 persons)	5,684,767	39.7%

*
Less than 1%

(1)
Shares are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the shares. The percentage of beneficial ownership is based on 14,302,987 shares outstanding on January 15, 2014.

(2)
A trustee.

(3)
Includes (i) 271,440 shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Fredric H. Gould is a trustee, as to which shares he has shared voting and investment power, (ii) 23,469 shares owned by a charitable foundation, of which he is a director, as to which shares he has shared voting and investment power, (iii) 33,259 shares owned by a trust for the benefit of his grandchildren of which he is a trustee (as to which shares he disclaims beneficial interest), (iv) 25,260 shares owned by a partnership in which an entity wholly owned by him is the managing general partner, and (v) 2,468 shares held by him as custodian for his grandson (as to which shares he disclaims beneficial interest). Also includes 37,081 shares owned by One Liberty Properties, Inc., of which he is vice chairman of the board, and 2,789,325 shares owned by Gould Investors L.P., of which an entity wholly owned by him is the managing general partner and another entity wholly owned by him is the other general partner. Does not include 7,512 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(4)
Includes 73,055 shares owned by Jeffrey A. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power and 33,259 shares owned by a trust for the benefit of his children and other relatives of which he is a trustee, 37,081 shares owned by One Liberty Properties of which he is a director and an executive officer, and 2,789,325 shares owned by Gould Investors. He is a director and senior vice president of the managing general partner of Gould Investors.

(5)
Includes 47,633 shares owned by Matthew J. Gould as custodian for his children (as to which shares he disclaims beneficial ownership), 23,469 shares owned by a charitable foundation of which he is a director, as to which shares he has shared voting and investment power, 33,259 shares owned by a trust for the benefit of his children and other relatives, of which he is a trustee (as to which he disclaims beneficial ownership), 37,081 shares owned by One Liberty Properties of which he is chairman of the board and 2,789,325 shares owned by Gould Investors. Matthew J. Gould is Chairman of the Board of the managing general partner of Gould Investors. Does not include 1,140 shares owned by his children, as which he disclaims beneficial ownership.

(6)
Includes 100,122 shares held directly by Mr. Hurand, 101,945 shares owned by limited liability companies in which Mr. Hurand is a member and 161,479 shares owned by a corporation in which Mr. Hurand is an officer and shareholder. Mr. Hurand shares voting and investment power with respect to the shares owned by the limited liability companies and the corporation.

(7)
Includes 312,634 shares owned by the pension and profit sharing trusts of BRT Realty Trust, REIT Management Corp. and Gould Investors as to which Mr. Kalish has shared voting and investment power. Does not include 4,870 shares owned by his spouse, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(8)
Includes 69,268 shares held in a margin account and which therefore may be deemed to be pledged. Does not include 1,221 shares owned by his spouse, as custodian for their children, as to which shares she has sole voting and investment power and as to which he disclaims beneficial ownership.

(9)
Includes 23,578 pledged shares and excludes 271 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(10)
Such person's address is: 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.

(11)
Based on information reported in Form 13F filed by such person with the SEC on November 13, 2013. Such form discloses the reporting person's address as 200 Clarendon Street, 25th floor, Boston, MA 02116

ELECTION OF TRUSTEES
(Proposal 1)

        The board of trustees is divided into three classes, each of which is elected for a staggered term of three years. Our Third Amended and Restated Declaration of Trust provides for the number of trustees to be between five and fifteen, the exact number to be determined by our board of trustees. The board has fixed the number of trustees at eleven. The board may, following the meeting, increase or decrease the size of the board and fill any resulting vacancy or vacancies.

        At the annual meeting of shareholders, four Class III Trustees (Kenneth F. Bernstein, Fredric H. Gould, Gary Hurand and Elie Weiss) are standing for election to our board of trustees. Each nominee has been recommended to our board of trustees by the nominating and corporate governance committee for election at the annual meeting and each nominee has been nominated by our board of trustees to stand for election at the annual meeting, to hold office until our 2017 annual meeting and until his successor is elected and qualified. Class I Trustees will be considered for election at our 2015 annual meeting and Class II Trustees will be considered for election at our 2016 annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

        We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a trustee, unless a shareholder withholds authority, the persons named in the proxy card may vote for any substitute nominee proposed by the board of trustees. Each nominee, if elected, will serve until the annual meeting of shareholders to be held in 2017. Each other trustee whose current term will continue after the date of our 2014 annual meeting will serve until the annual meeting of shareholders to be held in 2015 with respect to the Class I Trustees, and 2016 with respect to the Class II Trustees.

        The following table sets forth certain information regarding each nominee for election to the board of trustees:

Nominees for Election as Class III Trustees Whose Term Will Expire in 2017

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Kenneth F. Bernstein 52 years	Trustee since 2004; President and Chief Executive Officer of Acadia Realty Trust, a real estate investment trust focused primarily on the ownership, acquisition, redevelopment and management of retail properties, since 2001. Director of Golub Capital BDC, Inc. since 2010 and a member of its audit committee. His experience as president and chief executive officer of a New York Stock Exchange listed REIT for approximately thirteen years, his leadership positions with various real estate industry associations and his background as a practicing attorney make him a valuable member of our board.
Fredric H. Gould 78 years

Trustee since 1983 and Chairman of our Board from 1984 through 2013; Chairman of the Board of Directors from 1989 to 2013, Vice Chairman of the Board since 2013, Chief Executive Officer from 2005 to 2007, and President from 2005 to 2006, of One Liberty Properties; Chairman of the Board of Georgetown Partners, Inc., managing general partner of Gould Investors, from 1997 to 2012 and director since 2013; sole member of Gould General LLC, a general partner of Gould Investors; President since 1986 of REIT Management Corp., advisor to the Trust; Director of East Group Properties, Inc. since 1998. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould has been involved in the real estate industry for more than 50 years, as an investor, owner, manager, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company's business and history makes him an important member of our board of trustees.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Gary Hurand 67 years

Trustee since 1990; President of Dawn Donut Systems, Inc. since 1971; President of Management Diversified, Inc., a real property management and development company, since 1987; Director of Citizens Republic Bancorp Inc. and predecessor from 1990 through 2013. He is the father-in-law of Elie Weiss. Mr. Hurand brings valuable business and leadership skills to the board in light of his 21 years of service as our trustee, his extensive experience in commercial real estate and in business operations and as a former director and member of the audit committee of a publicly traded financial institution.

Elie Weiss 41 years

Trustee since 2007; engaged in real estate development since 1997; Executive Vice President of Robert Stark Enterprises,  Inc., a company engaged in the development and management of retail, office and multi-family residential properties from 1997 to 2007; President of Real Estate for American Greetings since 2013; Mr. Weiss is a principal in two restaurant development and operating groups, Paladar Latin Kitchen and Rum Bar and Province with restaurants in Ohio, Maryland, Illinois and Arizona. He is also actively engaged in managing his personal real estate investments. He is the son-in-law of Gary Hurand. His entrepreneurial and extensive real estate experience makes him a valuable member of our board.

        THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF KENNETH F. BERNSTEIN, FREDRIC H. GOULD, GARY HURAND, AND ELIE WEISS AS CLASS III TRUSTEES. THE PERSONS NAMED IN THE PROXY CARD INTEND TO VOTE SUCH PROXY FOR THE ELECTION OF SUCH PERSONS AS TRUSTEES.

        The following table sets forth certain information regarding trustees whose terms will continue after the date of the annual meeting:

Class I Trustees Whose Term Expires in 2015

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Alan H. Ginsburg 75 years	Trustee since 2006; Chief Executive Officer since 1987 of The CED Companies, a private company which develops, builds and manages multi-family apartment communities. His more than 20 years' experience as chief executive officer of a real estate developer/manager provides our board with a long-term perspective on the real estate industry.
Jeffrey A. Gould 48 years

Trustee since 1997, President and Chief Executive Officer since 2002 and President and Chief Operating Officer from 1996 to 2001; Senior Vice President and director since 1999 of One Liberty Properties; Senior Vice President of Georgetown Partners, Inc., since 1996. He is the son of Fredric H. Gould and the brother of Matthew J. Gould. Mr. Jeffrey A. Gould's experience in a broad range of real estate activities, including real estate evaluation and management, real estate acquisitions and dispositions, mortgage lending and his twelve years as our President enables him to provide key insights on strategic, operational and financial matters related to our business.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Jonathan H. Simon 48 years

Trustee since 2006; President and Chief Executive Officer since 1994 of The Simon Development Group, a private company which develops, owns and manages a diverse portfolio of residential, retail and commercial real estate, primarily in New York City. His background in the real estate industry and in particular, his experience in real estate development, affords him an understanding of the challenges faced in real estate development activities which is helpful to us in connection with our Newark Joint Ventures development activities and our multi-family property acquisition activities.

Class II Trustees Whose Term Will Expire in 2016

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 54 years	Trustee since 2001 and a senior vice president since 1993. Vice President of REIT Management Corp., advisor to the Trust, since 1986; from 1999 through 2011, director and senior vice president, from 1989 through 1999, President, from 2011 through 2013, Vice Chairman and from 2013, Chairman of the Board of Directors of One Liberty Properties; from 1996 through 2012, President, and from 2013, Chairman of the Board, of Georgetown Partners, Inc. He is the son of Fredric H. Gould and brother of Jeffrey A. Gould. His experience in real estate matters, including the acquisition and sale of real property, mortgage financing and real estate management, makes him a valuable leader of our board in its deliberations.
Louis C. Grassi 58 years

Trustee since 2003; Managing partner of Grassi & Co. CPAs, P.C. since 1980; Director of Flushing Financial Corp. since 1998. Mr. Grassi has been involved for more than 26 years in accounting and auditing issues. His knowledge of financial and accounting matters and his experience as a director and member of the audit committee of a publicly traded financial institution provides him with the accounting and governance background and the skill needed as the chairman and financial expert of our audit committee.

Israel Rosenzweig 66 years

Chairman of the Board of Trustees since 2013, Trustee and Vice Chairman of the Board of Trustees from 2012 through 2013 and Senior Vice President from 1998 through 2012; Vice President of Georgetown Partners, Inc., since 1997; from 2000 to 2009, President of GP Partners, Inc., an affiliate of Gould Investors L.P., which provided advisory services in the real estate and financial services industries to an investment advisor; Senior Vice President of One Liberty Properties, Inc. since 1989. His experience as a lending officer at a major financial institution, his knowledge and experience in business, finance and accounting matters and his approximately 31 years of experience in the real estate industry provides the Board with a strong leader in its deliberations.

Name and Age	Principal Occupation for the past Five Years and other Directorships or Significant Affiliations
Jeffrey Rubin 45 years

Trustee since 2004; since 2009, President and CEO of The JR Group, which provides consulting services to the electronic payment processing industry; President and director of Newtek Business Services, Inc., a provider of business services and financial products to small and medium sized businesses, from 1999 to 2008. Mr. Rubin's experience as the president and a director of a public company and his experience in business and financial matters are valuable to our company as the chairman of our compensation committee and in his activities as a trustee.

ADVISORY APPROVAL OF COMPENSATION OF EXECUTIVES ("SAY-ON-PAY")
(Proposal 2)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our shareholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Trustees recommends that you indicate your support for the Company's compensation policies and procedures for its named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a shareholder vote at the 2014 Annual Meeting:

        "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the BRT Realty Trust 2014 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement)."

        THE BOARD OF TRUSTEES RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

General

        The audit committee and the board of trustees is seeking ratification of the appointment of BDO USA, LLP ("BDO") as our independent registered public accounting firm for the year ending September 30, 2014. Representatives of BDO, our auditors for 2013, are expected to be present at the annual meeting and will have the opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions.

        We are not required to have our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If our shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may, after reconsidering, still decide to retain such firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests.

        THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2014.

 Audit and Other Fees

        The following table presents, except as otherwise indicated, BDO's fees (including expenses) for the services indicated for 2013 and 2012:

	2013	2012
Audit fees(1)(2)	$525,964	$384,936
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	525,964	$384,936

(1)
Excludes fees of Ernst & Young, our former independent auditor, (a) of $7,500 in 2013 for its review of our S-3 registration statement and (b) of $10,000 in 2012 for its review of the consolidated financial statements for 2010 included in our 2012 Annual Report on Form 10-K and $5,000 for its review of our S-8 registration statement.

(2)
Includes fees for the audit of our annual consolidated financial statements, the annual audit of internal controls over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the review in 2012 of a Registration Statement on Form S-8, the review in 2013 of a Registration Statement on Form S-3, and in 2012 and 2013, the audits of the statements of revenue and certain expenses performed in connection with multi-family property acquisitions in accordance with Rule 3-14 of Regulation S-X.

Approval Policy for Audit and Non-Audit Services

        The audit committee annually reviews and approves the retention of our independent registered public accounting firm for each fiscal year and the audit of our financial statements for such fiscal year, including the fee associated with the audit. In addition, the audit committee approves the provision of tax related and other non-audit services. Any fees for the audit and any fees for non-audit services in excess of those approved by the audit committee must receive the prior approval of the audit committee.

        Proposals for any non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the audit committee.

        For 2013, the audit committee pre-approved all of the audit, tax and non-audit services rendered by our independent registered public accounting firm, other than certain Rule 3-14 audits required with respect to certain properties we acquired, which audits were approved by the chairman of the audit committee pursuant to delegated authority and which were reported to the full audit committee at its next meeting following such engagement.

REPORT OF THE AUDIT COMMITTEE

        The audit committee of the board of trustees is comprised of three independent trustees and operates under a written charter adopted by the board of trustees. The board of trustees has determined that each member of the audit committee was independent during his service on the committee.

        The role of the audit committee is to, among other things, select and engage our independent registered public accounting firm and to oversee and monitor our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is management's responsibility to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

        In performing its duties, the audit committee:

  •
  met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;

  •
  discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

  •
  obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;

  •
  was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;

  •
  reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;

  •
  discussed and evaluated our internal control procedures with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;

  •
  reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;

  •
  reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and reviewed the related quarterly earnings press releases prior to issuance of same;

  •
  discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB Auditing Standard No. 16, Communications with Audit Committee;

  •
  discussed with the independent registered public accounting firm such firm's independence from the Trust and management, and received the written disclosures and the letter from such firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and

  •
  reviewed and approved the independent registered public accounting firm's fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence and concluded that it was compatible.

        The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

        Based on the reviews and discussions referred to above, the audit committee recommended that the Trust's audited consolidated financial statements for the year ended September 30, 2013 be included in the Trust's Annual Report on Form 10-K for the year ended September 30, 2013 for filing with the Securities and Exchange Commission.

                      Louis C. Grassi (Chairman)
                      Gary Hurand
                      Elie Weiss

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights

        The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

  •
  all of our named executive officers (as defined herein) are employees at will—none of these officers have employment agreements with us;

  •
  there are no severance or similar arrangements for our named executive officers, other than the accelerated vesting of restricted share awards upon the occurrence of specified events as described herein and the amounts which have vested under qualified defined contribution plans.

  •
  there are no excise tax gross ups or similar arrangements for our executive officers;

  •
  the restricted shares awarded to our full-time named executive officers generally vest five years after the grant date on a "cliff-vesting" basis—the shares do not vest incrementally on a quarterly or annual basis;

  •
  the compensation we pay our named executive officers is generally related (though not formulaically tied to) to our financial performance and to a subjective evaluation of the individual performance of such officer; and

  •
  because our executive officers and trustees beneficially own in the aggregate approximately 5.7 million shares or 39.7% of our outstanding shares, we do not have and do not believe a formal policy requiring a minimum level of ownership of our shares by our executive officers and trustees is necessary.

General

        This compensation discussion and analysis describes our compensation objectives and policies as applied to our chief executive officer, chief financial officer and our three other most highly compensated officers (collectively, the "named executive officers") in 2013. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis. We also describe compensation actions taken historically to the extent it enhances an understanding of our executive compensation disclosure. Generally, our compensation committee oversees our compensation program, recommends the compensation of executive officers employed by us on a full-time basis to our board of trustees for its approval, and our audit committee reviews the appropriateness of the allocation to us under a shared services agreement of the compensation of executive officers who perform services for us on a part time basis. Another element of our compensation program is the fee paid by us to our advisor, REIT Management Corp., pursuant to the advisory agreement, and the related payment by our advisor of compensation to certain of our executive officers.

        Historically, we have used the following compensation structure with respect to the compensation paid by us to our executive officers:

  •
  executive officers who devote all, or substantially all, their business time to our affairs are compensated directly by us. The named executive officers who fit into this category are Jeffrey A. Gould, our president and chief executive officer, Mitchell Gould, our executive vice president and George Zweier, our vice president and chief financial officer. These named executive officers are involved to varying degrees in our multi-family property activities, management of our real estate assets (including the Newark Joint Venture), real estate lending business and financial reporting;

  •
  executive officers who devote their time to us on a part-time basis, whose basic annual compensation (base salary, bonus, if any, and perquisites) is allocated to us under a shared services agreement based upon the estimated time each devotes to us and to the other entities which are parties to the shared services agreement. These executive officers perform services to us related primarily to legal, accounting and tax matters, corporate governance, Securities and Exchange Commission and New York Stock Exchange reporting and other regulatory matters, and consult with our executives and employees in areas involving multi-family property acquisitions, property management, loan originations and capital raising. David W. Kalish and Mark H. Lundy, senior vice presidents, who also serve as our senior vice president, finance and general counsel, respectively, are the only named executive officers who fit into this category;

  •
  executive officers who devote their time to us on a part-time basis, who receive compensation from our advisor, but do not receive basic annual compensation from us and whose basic annual compensation is not allocated to us under the shared services agreement. We pay a fee to our advisor for the services it performs for us pursuant to the advisory agreement. None of our named executive officers fit into this category in 2013. Jeffrey A. Gould, David W. Kalish and Mark H. Lundy, named executive officers, receive compensation from our advisor. The services which the advisor performs for us include, among other services, participating in our multi-family property and loan analysis and approval process (which includes its executives serving on our investment and loan committee), arranging and negotiating credit lines and mortgage financings, interfacing with our lenders, providing investment advice, long-term planning and consulting with our executives and employees in many other aspects of our business, as required. Of the named executive officers who receive compensation from the advisor, Jeffrey A. Gould is the only one who receives direct compensation from us. The basic annual compensation of David W. Kalish and Mark H. Lundy, both of whom receive compensation from our advisor, is allocated to us under the shared services agreement.

Say-on-Pay

        In reviewing our compensation philosophy and practices and in approving base salaries for calendar 2013 and bonuses paid for services rendered in 2013, the compensation committee was aware of the results of our March 2011 "say-on-pay" vote in which approximately 96% of the shares that voted on such proposal voted to approve our executive compensation practices, and viewed such results as generally supportive of our compensation philosophy, practices and determinations.

Objectives of our Executive Compensation Program

        A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to them is fair and competitive. The compensation committee believes that relying on this principle permits us to retain and motivate these officers.

        With respect to senior executive officers whose compensation is allocated to us under the shared services agreement (i.e., part-time officers) it is our objective that each of these officers receives compensation which, as allocated to us, is reasonable for the services they perform on our behalf, and that those executives provide us with sufficient time and attention to meet our needs and to perform their duties on our behalf. The compensation committee believes that:

  •
  our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively; and

  •
  that utilizing part-time executive officers pursuant to the shared services agreement and the advisory agreement enables us to benefit from access to, and the services of, a group of senior executives with experience and knowledge in real estate acquisitions, lending, real estate management, finance, banking, legal (including SEC reporting), accounting and tax matters that an organization our size could not otherwise afford.

Compensation Setting Process

  Full-Time Officers

        Since we have only seven full-time employees, we determine compensation for our full-time employees, including our executive officers, on a case-by-case basis and our compensation decisions are subjective. We have not to date used specific performance targets though it is anticipated that performance goals will be established in connection with the grant in the future of performance based awards to our senior executives.

        For our full-time executive officers, other than the president and chief executive officer, the recommendations of our president and chief executive officer plays a significant role in the compensation-setting process, since the president and chief executive officer is aware of each executive officer's duties and responsibilities and is most qualified to assess the level of each officer's performance in carrying out his duties and responsibilities. The president and chief executive officer, prior to making recommendations to the compensation committee concerning each executive officer's compensation, consults with other senior executive officers. During this process, the compensation committee considers our overall performance for the preceding year including, without limitation, the progress of our business in general, our multi-family property acquisition activities, progress made at the Teachers Village project, our revenues, results of operations and the management of our real estate and loan portfolios. Since executive officers have different responsibilities, no performance criteria is given more weight than any other. In considering base compensation, the president and chief executive officer, chairman of the board and other senior executive officers assess an individual's performance, which assessment is highly subjective. After this process, the president and chief executive officer proposes to the compensation committee with respect to each full-time executive officer, a base salary for the next year, a cash bonus applicable to the preceding year (which is paid in the following calendar year), and the number of shares of restricted stock to be awarded to each individual executive officer. At its annual compensation committee meeting, the compensation committee reviews these recommendations. The compensation committee has discretion to accept, reject or modify the recommendations. The final decision by the compensation committee on compensation matters related to executive officers is reported to the board of trustees, which, except as may be otherwise appropriate under applicable law, can approve or modify the action of the committee.

        With respect to our president and chief executive officer, after the compensation committee has considered our overall performance for the preceding year, the chairman of the committee meets with the president and chief executive officer to discuss and review his total compensation, including the compensation he receives from our advisor and from the other parties to the shared services agreement. The compensation committee then determines annual base compensation, and bonus, if any, for the president and chief executive officer and reports its determinations to the board of trustees. The number of shares of restricted stock to be awarded to the president and chief executive officer is considered and determined by the committee annually, at the same time the committee considers and approves all restricted stock awards to be made for that year.

  Part-Time Officers

        Fredric H. Gould, the former chairman of our board, is a principal executive and/or sole owner of each entity which participates with us in the shared services agreement. In such capacity, he, in consultation with our president and chief executive officer and others, determines the annual base compensation of our part-time executive officers to be paid in the aggregate by one or more of the entities which are parties to the shared services agreement. The annual base compensation, bonus, if any, pension contribution, and perquisites of certain of our part-time executive officers is allocated to us and other parties to the shared services agreement, pursuant to the shared services agreement. Our audit committee reviews the allocations made under the shared services agreement to determine that the allocations have been made in accordance with the terms of the shared services agreement.

        The compensation committee is apprised of the compensation paid to our advisor. Since the compensation we pay the advisor is pursuant to an agreement approved by our board of trustees, the compensation committee does not approve such compensation. In addition, our compensation committee is apprised of the compensation paid by our advisor and other affiliates to each of our part-time executive officers.

Components of Executive Compensation

        The principal elements of our compensation program for executive officers in 2013 were:

  •
  base salaries;

  •
  commissions, which are provided only to full-time executive officers and employees involved in loan origination activities;

  •
  annual cash bonuses, which are available only to full-time executive officers and are provided in the form of a cash payment;

  •
  long-term equity based compensation in the form of restricted stock; and

  •
  special benefits and perquisites.

        In determining 2013 compensation, the compensation committee did not have a specific allocation goal between cash and equity-based compensation.

  Base Salary

          Full-Time Executive Officers

        Base salary is the basic, least variable form of compensation for the job an executive officer performs and provides each full-time executive officer with a guaranteed annual income. Base salaries of executive officers compensated by us directly are generally targeted to be competitive with the salaries paid to executives performing substantially similar functions at other REITs with a market capitalization similar to ours, taking into consideration the region in which our executive officers are located. Any increase in base salary is determined on a case by case basis, is not based upon a structured formula and is based upon, among other considerations, (i) such executive's current base salary, (ii) the recommendation of the president and chief executive officer and other senior executive officers, (iii) our performance in the preceding year (e.g., acquisition and loan activity, revenues, net income and share price performance), (iv) the individual's performance, (v) years of service, and (vi) job responsibilities.

          Part-Time Executive Officers

        In setting the annual base salary for these officers, Fredric H. Gould, our former chairman of the board considers primarily the executive's responsibilities to all parties to the shared services agreement, the executive's performance, years of service, current annual base salary and the performance of the companies which participate in the shared services agreement. The annual base salary is allocated to the entities which are parties to the shared services agreement, including us, based on the estimated time devoted to each of the entities.

  Commissions

        We provide the opportunity for some of our full-time executive officers involved in loan origination activities to earn a commission on each loan we originate. The commission is provided to incentivize our executives engaged in loan origination activities. The commission, which is currently an aggregate of 12-basis points of the loans originated, is divided among some of our full-time executive officers and employees engaged in those activities. Fifty percent of the commission is paid at the time the loan is originated and the balance is paid at loan payoff.

  Bonus

        We provide the opportunity for our full-time executive officers and other full-time employees to earn an annual cash bonus. We provide this opportunity both to reward our officers and employees for past performance and to motivate and retain talented people. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. Annual cash bonuses for our executive officers (including the three named executive officers who devote substantially all of their business time to our affairs) are determined on a case-by-case basis and are determined subjectively. In determining annual cash bonuses, consideration is given to both an executive's performance and to our overall performance in the applicable year. Once our compensation committee has approved the annual bonus to be paid to each executive officer, the compensation committee presents its recommendations to the board of trustees for their approval. Based on our present structure and our small number of full-time executive officers, our compensation committee has not established formulas or performance goals to determine cash bonuses for our executive officers.

  Long-Term Equity Awards

        We provide the opportunity for our executive officers to receive long-term equity incentive awards. Our long-term equity incentive compensation program is designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our executive officers with our shareholders' and retain our executive officers. The compensation committee reviews annually management's recommendations for long-term equity awards for all our officers, trustees and employees and makes recommendations to our board of trustees for the grant of equity awards. In determining the long-term equity compensation component, the compensation committee considers the factors it considers relevant, including our performance and individual performance. Existing ownership levels are not a factor in award determinations.

        We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options or restricted stock. For approximately the past nine years, we have awarded only restricted stock. The compensation committee believes restricted stock awards are more effective in achieving our compensation objectives, as restricted stock has a greater retention value. In addition, because fewer shares are normally awarded, it is potentially less dilutive. Executive officers realize value upon the vesting of the restricted stock, with the value potentially increasing if our stock performance increases.

        All the outstanding restricted stock awards provide for five-year "cliff" vesting. The compensation committee believes that restricted stock awards with five-year "cliff" vesting provide a strong retention incentive for executives, and aligns the interests of our executive officers with our shareholders. We view our capital stock as a valuable asset that should be awarded judiciously. For that reason, it has been our policy that the aggregate restricted stock awards granted each year to our executive officers, employees, trustees and consultants should not exceed approximately 1% of our issued and outstanding common shares.

        We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information. Generally, equity awards are granted in January of each year. In January 2014, we awarded 140,600 shares of restricted stock (including an aggregate of 22,750 shares awarded to non-management trustees and an aggregate of 56,075 shares to our named executive officers). The aggregate restricted stock authorized for awards by us on such date represents approximately 0.99% of our issued and outstanding shares.

        Our compensation committee retained FPL Associates to assist with implementing a new performance-based long-term incentive program. Although the new program has not yet been finalized, it is currently contemplated that it will contain a five to seven-year performance period, with one or more interim measurement periods during the performance period. The performance measures may consist of an FFO-based metric, a total shareholder return and metrics relating to the achievement of objectives relating to our multi-family property activities. We contemplate that performance based awards will be granted in 2014. The maximum number of shares with respect to which any participant may be granted performance based awards in any calendar year is 60,000 shares.

  Executive Benefits and Perquisites

        We provide our executive officers and our employees with a competitive benefits and perquisites program. For 2013, the executive benefits and perquisites we provided to executive officers accounted for a small percentage of the compensation provided by, or allocated to, us for our executive officers. The executive benefits and perquisites we provided to certain of our full-time executive officers, in addition to the benefits and perquisites we provided to all our full-time employees, consisted of automobile allowances (including payments for automobile maintenance and repairs), the payment of certain educational expenses and the payment of premiums for additional disability insurance and/or long-term care insurance. The cost of the executive benefits and perquisites provided to our part-time executive officers, which benefits are similar to those provided to our full-time executive officers, was allocated among us and other entities pursuant to the shared services agreement.

  Employment and Severance Agreements; Post-Employment Benefits; Change of Control

        None of our named executive officers has employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of trustees.

        We do not provide for any post-employment benefits to our named executive officers other than their right to the vested portion of the defined contribution plan in which they participate and accelerated vesting of our restricted stock awards.

        Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment), retirement (having reached the age of 65 and worked for us for at least ten consecutive years) or a change of control (as described below), such person's shares of restricted stock vest fully. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the "beneficial owner" of securities representing 20% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of trustees, other than changes approved by incumbent trustees.

        We provide for accelerated vesting upon a change in control (on a single trigger basis) because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. Among other things, it may not be possible to replace these awards with comparable awards of the acquiring company's stock and it would not be fair to our executives to lose the benefit of these awards. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our shareholders, by motivating them to work towards the completion of the transaction.

Chairman of the Board's Compensation

        We pay our chairman of the board an annual fee of $200,000, payable in quarterly installments. Our chairman does not receive any additional direct compensation from us, other than any long-term equity awards granted to him by our board of trustees based upon our compensation committee's recommendation. Our chairman may also receive compensation from Majestic and its affiliates. Each of Messrs. Fredric H. Gould and Rosenzweig served as chairman for part of 2013 and received a pro-rata share of such fee based on their respective periods of service. For additional information regarding payments to our chairman, see "Certain Relationships and Related Transactions."

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of certain compensation in excess of $1 million earned by each of the chief executive officer and the four other most highly compensated officers of publicly held companies. In 2013, all compensation paid to our full-time executives is deductible by us. The compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable but has not adopted a formal policy that requires all such compensation to be fully deductible.

Analysis

  Base Salary and Bonus

          Full-Time Executive Officers

        In accordance with the compensation setting process described above, base salary and cash bonuses for 2013 were approved as follows for the named executive officers compensated directly by us:

	2013 Base Salary($)		2012 Base Salary ($)		2013 Bonus ($)(1)	2012 Bonus ($)(2)	Percentage Increase of Salary and Bonus Combined
Jeffrey A. Gould	488,677		471,718		40,000	35,000	4.3
President and Chief Executive Officer
Mitchell Gould	390,893	(3)	362,629	(3)	42,000	40,000	7.5
Executive Vice President
George Zweier	228,849		212,765		28,000	27,500	6.9
Vice President and Chief Financial Officer

(1)
Represents the bonus applicable to 2013 which was paid in calendar 2014.

(2)
Represents the bonus applicable to 2012 which was paid in calendar 2013.

(3)
Includes commissions earned on loan originations of $65,970 in 2013 and $66,475 in 2012.

        In setting Jeffrey A. Gould's base salary for 2013, the compensation committee took into account our profitability in 2012 and that his base salary for 2013 represented a 3.6% increase from his 2012 base salary. In determining his 2013 bonus, the compensation committee considered Mr. Gould's efforts with respect to our multi-family property activities (particularly, our acquisition of 15 properties with an aggregate of 4,168 units for an aggregate purchase price of $266.5 million) and the activities of the Newark Joint Venture (in particular, its construction on a timely basis of two buildings at the Teachers Village site and the commencement of construction of an additional three buildings at this site). The increases in 2013 base salary for Messrs. Mitchell Gould and George Zweier are attributable to our profitability in 2012 and their individual performances. Mitchell Gould's 2013 bonus was based on his performance and in particular, his efforts with respect to our multi-family property activities. George Zweier's bonus for 2013 was based on his individual performance and in particular, his increased responsibilities with respect to financial and accounting matters relating to our multi-family property acquisitions and the Newark Joint Venture.

        The base salary and bonus of Jeffrey A. Gould, our president and chief executive officer, in 2013 was equal to 1.22x Mitchell Gould's base salary and bonus and 2.06x George Zweier's base salary and bonus. We have not adopted a policy with regard to the relationship of compensation among named executive officers or other employees. The compensation committee was aware of the differential in compensation among these executive officers and concluded that the differential was appropriate because, among other things, both Mitchell Gould and George Zweier have responsibilities primarily related to a specific activity, whereas Jeffrey A. Gould's responsibilities cover all our business activities including, among other things, property acquisitions, loan originations, negotiating joint venture agreements, property sales, capital raising and investor relations.

          Part-Time Executive Officers

        Mark H. Lundy serves as our senior vice president. His responsibilities include legal matters relating to multi-family property acquisitions, our joint ventures (and in particular, our Newark Joint Venture) loan origination and lending documentation, litigation, bankruptcy claims, credit line documentation and other agreements entered into by us. In addition, he reviews, as necessary, our filings under the Securities Exchange Act of 1934, as amended, and our public disclosures. David W. Kalish serves as our senior vice president, finance. He has overall responsibility for implementation and enforcement of our internal controls, performs oversight and guidance in connection with our annual audit and our quarterly reports, performs oversight and guidance related to tax matters, is involved in banking relationships, chairs our disclosure controls and procedures committee and participates in the preparation and review of our disclosures under the Securities Exchange Act of 1934, as amended, and press releases. The compensation committee determined that based on the value of such person's services on our behalf, the compensation of Messrs. Lundy and Kalish, which is allocated to us, was reasonable.

  Long-Term Equity Awards

        We believe that our long-term equity compensation program, using restricted stock awards with five-year cliff vesting provides motivation for our executives and employees and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock. Our policy remains to limit dilution and compensation costs. In January 2014 and 2013 we issued 140,100 and 138,525 restricted share awards, respectively, representing approximately 0.99% and 0.99% of our outstanding shares, respectively. In the past five years, we have awarded an average of 135,715 shares each year, representing an average of 0.97% per annum of our outstanding shares.

  Advisor Fees

        We and our advisor, REIT Management Corp., are parties to an amended and restated advisory agreement, as amended, pursuant to which our advisor performs the services described under "Executive Compensation—Compensation Discussion and Analysis—General" and for which we paid the advisor the fees described below. Our advisor in turn compensates certain of our executive officers. See "Certain Relationships and Related Transactions." Fredric H. Gould, the former chairman of our board, is the sole shareholder of our advisor.

        Pursuant to this agreement, we pay our advisor the following annual fees, which are paid on a quarterly basis:

  •
  1.0% of the average principal amount of earning loans;

  •
  0.35% of the average amount of the fair market value of non-earning loans;

  •
  0.45% of the average book value of all real estate properties, excluding depreciation ("BVRE");

  •
  0.25% of the average amount of the fair market value of marketable securities;

  •
  0.15% of the average amount of cash and cash equivalents;

        The agreement contemplates that in certain cases, we may own real estate assets or hold loans with another person or entity (a "co-venturer") pursuant to a joint venture, participation or other form of joint ownership arrangement. With respect to real estate assets held by us and a co-venturer, the agreement provides for the payment of the following fees:

  •
  for real estate assets that we manage: (0.45% × our percentage interest in the venture × BVRE) + (0.4% × investor's percentage interest in the venture × BVRE); and

  •
  for real estate assets we do not manage: (0.45% × our percentage interest in the venture × BVRE).

        With respect to loans held by us and a co-venturer, the agreement provides for the payment of the following fees:

  •
  for earning loans held by a venture we manage: (1.0% × our percentage interest in the venture × the average amount of the loan) + (0.4% × our co-venturer's percentage interest in the venture × the average amount of such loan);

  •
  for non-earning loans held by a venture we manage: (0.35 × the average amount of such loan × our percentage interest in the venture) + (0.35% × our co-venturer's percentage interest in the venture × the average amount of such loan);

  •
  for earning loans held by ventures we do not manage: (1.0 × our percentage interest in the venture × the average amount of such loans);

  •
  for non-earning loans held by ventures we do not manage: (0.35% × our percentage interest in the venture × the average amount of such loans); and

        The agreement further provides: (i) that the minimum and maximum fees payable in a fiscal year to our advisor is $750,000 and $4 million, respectively, subject to adjustment for any fiscal year of less than twelve months; and (ii) a stated termination date of June 30, 2014.

        Since the fee paid by us to the advisor under the advisory agreement is based on an agreement which was approved by our board of trustees, the compensation committee does not review the fee nor the determinations made by Fredric H. Gould as to the payment of compensation by the advisor to any of our senior executive officers.

        Three of our named executive officers (Jeffrey A. Gould, David W. Kalish and Mark H. Lundy) receive compensation from our advisor. The compensation committee is advised of such payments. The compensation committee has determined that if the compensation paid by us to our executive officers is reasonable, then the amounts paid to them by the advisor should not be considered as a factor in the determination of compensation relating to such executive's performance for us as long as these persons are satisfactorily performing their duties on our behalf. The compensation committee has determined that all persons who receive compensation from us and also from our advisor satisfactorily performed their duties on our behalf.

  Stock Ownership Policy

        In view of the fact that our executive officers and trustees beneficially own in the aggregate approximately 40% of our common shares, we do not have nor do we believe there is a need to adopt a policy regarding ownership of our shares by executive officers and trustees since their extensive ownership interest aligns their interest with the interests of our shareholders.

  Perquisites

        The perquisites we provide to our executive officers, which are in addition to the benefits we provide to all our employees, account for a small percentage of the compensation paid by us to or allocated to us for our executive officers. We believe that such perquisites are competitive and appropriate.

  Post-Employment Benefits Program

        The following table sets forth the value (based on the closing price of our stock on September 30, 2013 of $7.17 per share) and the number of shares subject to restricted stock awards held by our named executive officers that would vest upon death, disability or a change in control as of September 30, 2013:

Name	Number of Shares of Unvested Restricted Stock Held as of September 30, 2013	Value of Outstanding Shares of Unvested Restricted Stock at September 30, 2013 ($)
Jeffrey A. Gould	48,600	348,462
George Zweier	23,100	165,627
Mitchell Gould	45,000	322,650
David W. Kalish	45,425	325,697
Mark H. Lundy	48,600	348,462

 Summary Compensation Table

        The following summary compensation table discloses the compensation paid and accrued for services rendered in all capacities to us during the years indicated for our named executive officers:

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)(1)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
Jeffrey A. Gould	2013	488,677	40,000	86,468	459,135	(6)	1,074,280
President and Chief Executive Officer	2012	471,718	35,000	58,400	219,280		784,398
	2011	458,416	30,000	70,298	326,430		885,144
George Zweier,	2013	228,849	28,000	37,800	43,345	(7)	337,994
Vice President and Chief Financial	2012	212,765	27,500	28,800	41,266		310,331
Officer	2011	201,585	16,500	30,282	38,682		287,049
Mitchell Gould	2013	390,893	42,000	63,788	49,079	(8)	545,760
Executive Vice President	2012	362,629	40,000	58,400	46,502		507,531
	2011	339,353	27,500	70,298	47,292		484,443
David W. Kalish,	2013	170,657	—	66,465	229,969	(9)	466,691
Senior Vice President, Finance	2012	160,094	—	58,400	117,496		335,990
	2011	153,303	—	70,298	170,479		394,080
Mark H. Lundy,	2013	122,507	—	86,468	300,866	(10)	509,841
Senior Vice President	2012	196,389	—	58,400	170,734		425,523
	2011	199,088	—	70,298	239,275		508,661

(1)
The salary and bonus for each of Jeffrey A. Gould, George Zweier and Mitchell Gould was paid directly by us. The salary of Mitchell Gould includes commissions of $65,970, $66,475 and $69,818 in 2013, 2012 and 2011, respectively, based on loan originations. Messrs. Kalish and Lundy do not receive salary or bonus directly from us. They receive an annual salary and bonus from Gould Investors L.P. and related companies and their respective salaries and bonuses, if any, are allocated to us pursuant to the shared services agreement. The salaries of Kalish and Lundy that are allocated to us are set forth in the above Summary Compensation Table. See "Certain Relationships and Related Transactions" for a discussion of additional compensation paid to Jeffrey A. Gould, David W. Kalish and Mark H. Lundy by entities owned by Fredric H. Gould, a trustee and the former chairman of our board.

(2)
The annual base salaries in calendar 2014 for each of Jeffrey A. Gould, George Zweier and Mitchell Gould are $525,000, $243,650 and $343,200, respectively.

(3)
The table sets forth the year in which the bonus was earned, not the year it was paid. The bonus for 2013, 2012 and 2011 reflects our performance and the performance of our named executive officers for such years and was paid in 2014, 2013 and 2012, respectively.

(4)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. Excludes the following restricted share awards granted in January 2014: 14,625 shares to each of Messrs. J. Gould and Lundy, 9,575 shares to Mr. Kalish, 6,500 shares to Mr. Zweier and 10,750 shares to Mr. Mitchell Gould.

(5)
We maintain a tax qualified defined contribution plan for all of our officers and employees, and entities which are parties with us to a shared services agreement (including Gould Investors) maintain substantially similar defined contribution plans for their officers and employees. We make an annual contribution to the plan for each officer and employee whose base salary is paid directly by us (and entities which are parties to the shared services agreement make annual contributions to its plan for each of its officers and employees) equal to 15% of such person's annual earnings, not to exceed $38,063 for any person in 2013. The estimated amount payable as of September 30, 2013 to Messrs. J. Gould, Zweier and M. Gould pursuant to this plan upon the termination of their employment was $1,480,000, 479,000 and 593,000, respectively. The method of payment upon termination of employment is determined solely by the participant who may elect a lump sum payment, the purchase of an annuity or a rollover into an individual retirement account.

(6)
Includes $357,875 paid to him by REIT Management, our contribution of $38,063 paid for his benefit to our defined contribution plan and perquisites totaling $63,197, of which $6,157 represents an automobile allowance, $4,299 represents a premium paid for additional disability insurance, $5,335 represents a premium paid for long-term care insurance and $39,585 represents an education benefit.

(7)
Includes our contribution of $38,063 paid for his benefit to our defined contribution plan and a $5,282 automobile allowance.

(8)
Includes our contribution of $38,063 paid for his benefit to our defined contribution plan and a $5,628 automobile allowance.

(9)
Includes $213,550 paid to him by REIT Management, our contribution of $5,628 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $4,513. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

(10)
Includes $278,475 paid to him by REIT Management, contributions of $6,830 paid for his benefit to the Gould Investors L.P. defined contribution plan, and perquisites of $15,561, of which $1,086, $687, $10,367 and $3,421 represents amounts incurred by Gould Investors for additional disability insurance, long-term care insurance, an education benefit and an automobile allowance, respectively. The amounts reflected as contributions to the defined contribution plan and as perquisites are allocated to us pursuant to the shared services agreement.

Grants of Plan-Based Awards

        The following table discloses the grants of plan-based awards during 2013 to our named executive officers:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Jeffrey A. Gould	1/10/13	13,725	86,468
George Zweier	1/10/13	6,000	37,800
Mitchell Gould	1/10/13	10,125	63,788
David W. Kalish	1/10/13	10,550	66,465
Mark H. Lundy	1/10/13	13,725	86,468

(1)
Represents the grant in 2013 of restricted shares which generally vest in 2018.

 Outstanding Equity Awards at Fiscal Year-End

        The following table discloses the outstanding equity awards at September 30, 2013 for our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey A. Gould(1)(3)	48,600	348,462
George Zweier(2)	23,100	165,627
Mitchell Gould(1)(4)	45,000	322,650
David W. Kalish(1)(4)	45,425	325,697
Mark H. Lundy(1)(3)	48,600	348,462

(1)
On February 2, 2009, January 29, 2010, January 15, 2011 and January 16, 2012, we awarded 8,000, 8,000, 9,750 and 9,125 restricted shares, respectively. Each share generally vests five years after the grant date.

(2)
On February 2, 2009, January 29, 2010, January 15, 2011, January 16, 2012, and January 10, 2013 we awarded this individual 4,200, 4,200, 4,200, 4,500 and 6,000 restricted shares, respectively. Each share generally vests five years after the grant date.

(3)
On January 10, 2013, we awarded this individual 13,725 shares of restricted stock.

(4)
On January 10, 2013, we awarded Mitchell Gould and David Kalish, 10,125 shares and 10,550 shares, respectively, of restricted stock.

Option Exercises and Stock Vested

        The following table discloses stock vested during 2013 for our named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Gould	4,000	25,760
George Zweier	2,000	12,880
Mitchell Gould	3,500	22,540
David W. Kalish	4,000	25,760
Mark H. Lundy	4,000	25,760

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Jeffrey Rubin (Chairman) Alan Ginsburg Jonathan H. Simon

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

        Fredric H. Gould, a trustee and former chairman of our board of trustees, is vice chairman of the board of directors of One Liberty Properties, Inc. a real estate investment trust listed on the New York Stock Exchange that is engaged in the ownership of a diversified portfolio of income-producing real properties that are net leased to tenants, generally under long-term leases. He is also a director and sole stockholder of the managing general partner of Gould Investors, and the sole member of a limited liability company which is the other general partner of Gould Investors. Gould Investors, a limited partnership that owns and operates a diversified portfolio of real estate and invests in other companies active in the real estate and finance industries, owns approximately 19.6% of our outstanding common shares. In addition, Mr. Gould is an officer and sole shareholder of REIT Management, our advisor.

        Jeffrey A. Gould, a trustee and our president and chief executive officer, is a senior vice president and a director of One Liberty Properties and a vice president and director of the managing general partner of Gould Investors. Matthew J. Gould, a trustee and one of our senior vice presidents, is the Chairman of the Board of Directors of One Liberty Properties, and Chairman of the Board of the managing general partner of Gould Investors. He is also an executive officer of REIT Management and of Majestic Property Management Corp. In addition, David W. Kalish, Isaac Kalish, Simeon Brinberg, Mark H. Lundy and Israel Rosenzweig, each of whom is an executive officer of our company, are executive officers of One Liberty Properties and of the corporate managing general partner of Gould Investors. Messrs. D. Kalish and Lundy are also officers of Majestic Property Management.

Related Party Transactions

        We and certain related entities, including Gould Investors, One Liberty Properties, Inc., Majestic Property Management and REIT Management, occupy common office space and share certain services and personnel in common. In 2013, we reimbursed Gould Investors L.P. $633,000 for common general and administrative expenses, including telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services. This sum includes amounts allocated to us for services performed by certain executive officers who are engaged by us on a part-time basis, including the amounts allocated for the salary and benefits of David W. Kalish and Mark H. Lundy as set forth in the "Summary Compensation Table" and $117,000, $47,000 and $63,000 allocated for the salary of Simeon Brinberg, Israel Rosenzweig and Isaac Kalish, respectively. The allocation of general and administrative expenses is computed in accordance with a shared services agreement, and is based on the estimated time devoted by executive, administrative and clerical personnel to the affairs of each participating entity to the shared services agreement. The amount of general and administrative expenses allocated to us represents approximately 25% of the total expenses allocated to all entities which are parties to the shared services agreement. In addition, we also lease from a subsidiary of Gould Investors, 4,300 square feet of office space at an annual rental of $146,000 (plus real estate tax increases) which is a competitive rent for comparable office space in the area in which the building is located.

        In 2013, pursuant to the Advisory Agreement between us and REIT Management, a company wholly-owned by Fredric H. Gould, we paid REIT Management fees of $1,802,000. See "Executive Compensation—Compensation Disclosure and Analysis—Advisor Fees." The total compensation received in 2013 from REIT Management by Messrs. Fredric H. Gould and Matthew J. Gould, each an executive officer of REIT Management, is $101,203 and $455,875, respectively. The compensation received in 2013 by Jeffrey A. Gould, David W. Kalish and Mark H. Lundy from REIT Management is set forth in the Summary Compensation Table and the notes thereto. Simeon Brinberg, Israel Rosenzweig and Isaac Kalish received compensation from REIT Management in 2013 of $30,800, $32,025 and $26,300, respectively.

        Majestic Property Management, which is wholly-owned by Fredric H. Gould, provides real property management services and construction supervisory fees, real estate brokerage, mortgage brokerage and construction supervision services for affiliated entities, as well as companies that are non-affiliated entities. In 2013, we paid Majestic Property Management fees totaling $69,000, representing, in the aggregate, less than 3% of the 2013 revenues of Majestic Property. In addition, in 2013, two unconsolidated joint ventures, in which we owned a 50% joint venture interest, paid Majestic Property for management services and brokerage commissions, a total $11,566, representing less than 1% of the 2013 revenues of Majestic Property. The following individuals, all of whom, other than Fredric H. Gould, are our executive officers, received compensation from Majestic Property in 2013 as follows: Simeon Brinberg, $14,375; Jeffrey A. Gould, $127,925; Matthew J. Gould, $178,325; David W. Kalish, $88,100; Isaac Kalish, $8,150; Mark H. Lundy, $115,275; Fredric H. Gould, $30,000 and Israel Rosenzweig, $44,125. None of this compensation is included in the Summary Compensation Table. The real property management services provided by Majestic Property Management to us and our joint ventures include, among other things, rent billing and collection, leasing (including compliance with regulatory statutes and rules) and construction supervision of property improvements, and maintenance and repairs related to various properties.

        The fees paid by us to REIT Management and Majestic Property Management and the expenses reimbursed to Gould Investors under the shared services agreement were reviewed by our audit committee. The fees paid to REIT Management were paid pursuant to the advisory agreement. The expenses reimbursed to Gould Investors are reimbursed pursuant to the shared services agreement. The fees to Majestic Property Management are based on fees which would have been charged by unaffiliated persons for comparable services. Simeon Brinberg, Fredric H. Gould, Jeffrey A. Gould, Matthew J. Gould, David W. Kalish, Mark H. Lundy, Israel Rosenzweig and Isaac Kalish also receive compensation from other entities wholly-owned by Fredric H. Gould and parties to the shared services agreement, none of which provided services to us or received compensation from us in 2013.

Policies and Procedures

        Our code of business conduct and ethics provides in the "Conflicts of Interest" section that our board of trustees is aware of certain transactions between us and affiliated entities, including the sharing of services pursuant to the terms of a shared services agreement and the provision of services by affiliated entities to us. The provision states that the board has determined that the services provided by affiliated entities to us are beneficial and that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved by the audit committee which is satisfied that the fees, charges and other payments made to the affiliated entities are at no greater cost or expense to us then would be incurred if we were to obtain substantially the same services from unrelated and unaffiliated entities. The term "affiliated entities" is defined in the code of business conduct and ethics as all parties to the shared services agreement and other entities in which our officers and trustees have an interest.

        Our audit committee is advised of related party transactions which occurred in the prior quarter at each quarterly meeting, reviews the transactions and, except to the extent such transaction is effectuated pursuant to an agreement previously approved by such committee, either approves/ratifies or disapproves the transactions. If a transaction relates to a member of our audit committee, such member does not participate in the audit committee's deliberations. Our audit committee reports our related party transactions to our board of trustees on at least an annual basis.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, trustees and persons who beneficially own more than 10% of our common shares to file Initial Reports of Ownership and Reports of Changes in Ownership with the SEC. Executive officers, trustees and greater than 10% beneficial owners are required by the rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of these reports filed with the SEC, we believe that none of our trustees, executive officers and greater than 10% beneficial owners have failed to file on a timely basis reports required by Section 16(a) during 2013.

OTHER MATTERS

        As of the date of this proxy statement, we do not know of any matter other than those stated in this proxy statement which are to be presented at the annual meeting of shareholders. If any other matter should properly come before the meeting, the persons named in the proxy card will vote the common shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By order of the Board of Trustees

S. Asher Gaffney, Secretary

0 14475 BRT REALTY TRUST PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS March 12, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned hereby appoints Simeon Brinberg, Mark H. Lundy and Asher Gaffney, and each of them as Proxies, each with the power to act without the other and with the power appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Beneficial Interest, $3.00 par value of BRT Realty Trust held of record by the undersigned on January 15, 2014 at the Annual Meeting of Shareholders to be held on March 12, 2014 at 9:00 AM DST or any adjournments or postponements thereof. (Continued and to be signed on the reverse side)

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees Kenneth F. Bernstein Fredric H. Gould Gary Hurand Elie Weiss 2. To approve, by non-binding vote, executive compensation. 3. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2014. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendation. The Proxies cannot vote your shares of beneficial interest unless you sign and return this card. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF SHAREHOLDERS OF BRT REALTY TRUST March 12, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM DST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, in person or the Internet. The Board of Trustees recommends a vote "FOR" all nominees and "FOR" proposals 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 00033333300000000000 3 031214 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report to Shareholders, Notice of Meeting, Proxy Statement and Proxy Card are available at www.brtrealty.com/annualmeetingmaterials.pdf FOR AGAINST ABSTAIN